UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

VANGUARD MINERALS CORPORATION
(Name of Registrant As Specified In Its Charter)

402 West Broadway, Suite 2800, San Diego, CA 92101
Tel: 540-841-0226
Fax: 415-358-5548

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VANGUARD MINERALS CORPORATION

INFORMATION STATEMENT
SHAREHOLDER MAJORITY ACTION AS OF FEBRUARY __, 2010

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

NOTICE IS HEREBY GIVEN TO ALL STOCKHOLDERS THAT A MAJORITY ACTION OF STOCKHOLDERS (THE "ACTION") OF VANGUARD MINERALS CORPORATION ("VANGUARD" OR THE "COMPANY") WAS TAKEN ON FEBRUARY __, 2010 BY THE MAJORITY OF STOCKHOLDERS IN ACCORDANCE WITH SECTIONS 78.315 AND 78.320 OF THE NEVADA REVISED STATUTES. THESE PERSONS COLLECTIVELY OWN IN EXCESS OF THE REQUIRED MAJORITY OF THE OUTSTANDING VOTING SECURITIES OF VANGUARD NECESSARY FOR THE ADOPTION OF THE ACTION.

1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Aero Financial Holding Corp."
2.
To authorize a reverse split of the common stock issued and outstanding on a one new share for 300 old  shares  basis.  Fractional  shares  will be rounded up to the next whole  share.  (Requires  an amendment to the Articles of Incorporation);

STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY __, 2010 SHALL BE ENTITLED TO RECEIPT OF THIS INFORMATION STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ JAMES PRICE
JAMES PRICE, PRESIDENT &
CHIEF EXECUTIVE OFFICER

Approximate date of mailing: February __, 2010

QUESTIONS AND ANSWERS

Q: What am I being asked to approve?

A: You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Four stockholders holding a majority of the outstanding voting common stock of Vanguard (the "Majority Stockholders") have already agreed to approve:

1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Aero Financial Holding Corp."
2.
To authorize a reverse split of the common stock issued and outstanding on a one new share for 300 old  shares  basis.  Fractional  shares  will be rounded up to the next whole  share.  (Requires  an amendment to the Articles of Incorporation);

Q: Why have the Board of Directors and the Majority Stockholders agreed to approve these actions?

A: Vanguard was originally formed as a mining corporation.  Given the current state of global commodity prices, the corporation needs to improve its financial health and diversify its operations.  We have appointed a new chief executive officer who intends to diversify the company's interests and improve its financial health .  In addition, Vanguard Minerals Corporation  as a name limits the corporation's future opportunities.  Regarding the reverse split, given the depressed stock price of the corporation, the capital structure needs to be improved in order to be better positioned to seek financing.

GENERAL INFORMATION

Outstanding Shares and Voting Rights

On February __, 2010  (the "Record Date"), Vanguard had _______ outstanding shares of common stock with a par value of $0.001 per share. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of common stock is entitled to one vote. The outstanding shares of common stock at the close of business on the Record Date for determining stockholders who would have been entitled to notice of and to vote on the amendments to Vanguard's Articles of Incorporation, were held by approximately ____ stockholders of record. In connection with the various matters outlined in this Information Statement, Vanguard's Board of Directors and a majority of its shareholders, by written consent in lieu of a shareholders meeting, have agreed to:

1.	To approve the amendment of the Articles of Incorporation to change the name of Vanguard from "Vanguard Minerals Corporation" to "Aero Financial Holding Corp."
2.
To authorize a reverse split of the common stock issued and outstanding on a one new share for 300 old  shares  basis.  Fractional  shares  will be rounded up to the next whole  share.  (Requires  an amendment to the Articles of Incorporation);

The principal effect of these actions will be to more clearly reflect the company’s intended business purpose and to better position the company for finanacing.

Approval of these actions requires the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of more than ___ shares of common stock (__%), have already agreed to these actions.

Approval of the Name Change. The proposed change of Vanguard's name to "Aero Financial Holding Corp." is intended to convey more clearly a sense of the company's intended business and to allow it to pursue other opportunities.   The name Vanguard Minerals Corporation very much limits the Company’s ability to pursue other opportunities.   Approval of the name change requires the affirmative consent of at least a majority of the outstanding shares of common stock of Vanguard. Majority Stockholders holding a total of more than ____ shares of common stock (__%), have already agreed to this action.

Approval of the Reverse Split. The company's current capital structure is not conducive to financing opportunities.  We feel that by reducing the issued and outstanding shares by 300 to 1 the Company will be better positioned to obtain financing.

Record Date

The close of business on February __, 2010, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Expenses of Information Statement

The expenses of mailing this Information Statement will be borne by Vanguard, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock, held of record by such persons, and that Vanguard will reimburse them for their reasonable expenses incurred in connection therewith.

Interest of Certain Persons in Matters to Be Acted on

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, through security Holding or otherwise, in any action covered by the related resolutions adopted by the Board of Directors and the Majority Stockholders, which is not shared by all other stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the ownership of common stock with respect to shareholders who were known to  Vanguard to be beneficial owners of more than 5% of the common stock as of January 31, 2010, and officers and directors of Vanguard individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Executive Officers & Directors:
Common	Ivan Bebek 830 Fairmile Rd. West Vancouver, BC V7S 1R3, Canada, Canadian Resident	6,000,000 shares	7.85%

Total of All Directors and Executive Officers:		6,000,000 shares	7.85%

More Than 5% Beneficial Owners:		None	0

 * Ivan Bebek resigned as an officer and director of the Company in on May 24, 2006

AMENDMENTS TO ARTICLES OF INCORPORATION

Name Change

The proposed amendment to Vanguard's Articles of Incorporation will cause Vanguard to change its name to "Aero Financial Holding Corp.” On filing of the Amendment to the Articles of Amendment with the Nevada Secretary of State, the name change will be effective.

General

The foregoing amendments will become effective on the opening of business on the twenty first day following the mailing of the Definitive Stockholders Information Statement to Vanguard's stockholders. Any executive officer, as required by the Nevada Law, is entitled to execute and file the Articles of Amendment with the Secretary of the State of the State of Nevada and such other agencies or entities as may be deemed required or necessary.

Following the name change, the share certificates you now hold will continue to be valid. In the future, new share certificates will be issued bearing the new name, but this in no way will effect the validity of your current share certificates. Certificates bearing our new name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent: Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240, Las Vegas NV 89119.

Reverse Split

Our board of directors and majority stockholders have approved a reverse split of the Company's stock, by which up to each three hundred shares would become one share.  Fractional shares will be rounded up to the next whole share.  The effective date of the reverse split will ___.  This is not a "going private" transaction, and no shareholders will be reduced to less than one share.  This requires an Amendment to the Articles of Incorporation to accomplish the reverse split.

We believe the recent per share price of the common stock has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and it impairs the potential ability of the Company to raise capital by issuing new shares due to the low price.

We believe that the reverse split will be advantageous to us and to all shareholders, because it may provide the opportunity for higher share prices based upon fewer shares.  It is also a factor that most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts.  Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks.  Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive.  The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher priced stocks.

Shareholders should note that, after the reverse split, the number of our authorized shares will remain unchanged, while the number of issued and outstanding shares of our Company will be reduced by the factor of the reverse, i.e.  up to one for three hundred and fifty shares.  It is important to realize that the issuance of additional shares is in the discretion of the Board of Directors, in their best business judgment, and our shareholders will have no right to vote on future issuances of shares except in the event of a merger under Nevada law.  This means that, effectively, our shareholders will have no ability or capacity to prevent dilution by the issuance of substantial amounts of additional shares for consideration  that could be  considerably  less than what our existing shareholders paid for their shares.  In many events, control of our Company could effectively be changed by issuances of shares without shareholder approval.

The Company owes substantial debts relative to the value of its assets.  It is very likely that the Company will have to issue a substantial number of shares of common stock to resolve these liabilities, either by settlement or by financing.   This reverse split will strengthen the Company's ability to deal with these matters.   The Company has not yet entered into any specific arrangement with creditors or counterparties with respect to these matters.

As a general rule, potential investors who might consider making investments in our Company will refuse to do so when the Company has a large number of shares issued and outstanding with no equity.  In other words, the "dilution"  which new investors would suffer would discourage them from investing, as general rule of experience.  A reduction in the total outstanding shares may, without any assurance, make our capitalization structure more attractive.

Once the reverse split has occurred, Management believes the Company may then be better structured to seek equity financing, because investors shy away from the very high dilution which would occur if an investment were made in the current structure.  There is no assurance that the Company will have any success in seeking equity financing.

Future Dilutive Transactions

It is emphasized that management of the Company may effect transactions having a potentially adverse impact upon the Company's stockholders pursuant to the authority and discretion of the Company's management to complete share issuances without submitting any proposal to the stockholders for their consideration.  Holders of the Company's securities should not anticipate that the Company necessarily will furnish such holders with any documentation concerning  the proposed  issuance  prior to any share  issuances.   Most determinations involving share issuances are in the discretion and business judgment of the Board of Directors in their exercise of fiduciary responsibility, but require a determination by the Board that the shares are being issued for fair and adequate consideration.

The issuance of additional shares in future transactions will allow, the following types of actions or events to occur without the current stockholders being able to effectively prevent such actions or events:

1.  Dilution may occur due to the issuance of additional shares.  The percentage ownership of the Company by the existing shareholders may be diluted from 100% now, after the reverse split to as little as .05%, assuming the Company issues the full 500,000,000 shares authorized.

2.  Control of the Company by stockholders may change due to new issuances.

3.  The election of the Board of Directors will be dominated by new large stockholders, effectively blocking current stockholders from electing directors.

4.  Business plans and operations may change.

5.  Mergers, acquisitions, or divestitures may occur which are approved by the holders of the newly issued shares.

In the future event that the Board continues to issue shares for capital, services, or acquisitions, the present management and stockholders of the Company most likely will not have control of a majority of the voting shares of the Company.  It is likely that the Company may acquire other compatible business opportunities through the issuance of common stock of the Company.  Although the terms of any such transaction cannot be predicted, this could result in substantial additional dilution in the equity of those who were stockholders of the Company prior to such issuance.  There is no assurance that any future issuance of shares will be approved at a price or value equal to or greater than the price which a prior stockholder has paid, or at a price greater than the then current market price.  Typically, unregistered shares are issued at less than market price due to their illiquidity and restricted nature as a result of, among other things, the extended holding period and sales limitations which such shares are subject to.

TABLE SHOWING EFFECT OF REVERSE SPLIT THREE HUNDRED FOR ONE

Shares Pre-Reverse	Post-Reverse shares

10	1
20	1
30	1
40	1
50	1
500	2
1,000	4
2,000	7
3,000	10
4,000	14
5,000	17
10,000	34
20,000	67
50,000	167
100,000	334

There is no assurance that any effect of the price of our stock will result, or that the market price for our common stock, immediately or shortly after the proposed changes, if approved, will rise, or that any rise which may occur will be sustained.  Market conditions obey their own changes in investor attitudes and external conditions.  We are proposing the steps we deem the best calculation to meet the market attractively.  However, we cannot control the markets reaction.

Dissenting shareholders have no appraisal rights under Nevada law or pursuant to our constituent documents of incorporation or bylaws, in connection with the proposed reverse split.

Fractional Shares.  Fractional shares will be rounded up to the next whole share.

The reverse stock split may leave certain stockholders with one or more "odd lots" of new common stock, i.e., stock in amounts of less than 100 shares.  These odd lots may be more difficult to sell or require greater transaction cost per share to sell than shares in even multiples of 100.  There are frequently situations where transaction costs for odd lots in penny stocks exceed the net proceeds realized from a sale of the odd lot, effectively rendering the odd lot valueless to the holder.

SHARE CAPITALIZATION OF VANGUARD

Material Terms of the Common Stock

As of January 31, 2010 there were 80,549,666 shares issued and outstanding. No additional shares will be issued by virtue of these actions.

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of Vanguard, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of Vanguard and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of Vanguard, holders of shares of common stock are entitled to receive pro rata on all of the assets of Vanguard available for distribution to shareholders.

The foregoing summary of the material terms of the capital stock of Vanguard does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of Vanguard.

Executive Compensation.

The table below summarizes all compensation awarded to, earned by, or paid to our current executive officers for each of the last three completed fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Vladimir Fedyunin*	2007	$43,500	-	-	-	-	-	-	$43,500-
Chief Executive	2008	$57,874	-	-	-	-	-	-	$57,874
Officer	2009	$-	-	-	-	-	-	-	$-

*
Vladimir Fedyunin was appointed our Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, President, and a director on December 29, 2006.  He resigned as President, Chief Executive Officer  and a director on February 2, 2010 but remains our Principal Financial Officer and Principal Accounting Officer.

Compensation to Directors

As previously noted, we have no standard arrangement to compensate directors for their services in their capacity as directors except for the granting from time to time of incentive stock options. During the last fiscal year, we did not grant any stock options to our directors.

Stock Option Grants

We did not grant any stock option to the executive officers during our most recent fiscal year ended December 31, 2009. We have also not granted any stock option to the executive officers since December 31, 2009.

Board of Directors Report on Executive Compensation

The Board of Directors of Vanguard will be responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of Vanguard. The goals of Vanguard are to align compensation with business objectives and performance and to enable Vanguard to attract, retain and reward executive officers and other key employees who contribute to the long-term success of Vanguard. Vanguard will provide base salaries to its executive officers and key employees sufficient to provide motivation to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, Vanguard may set up a pension plan or similar retirement plans.

Vanguard has no pension, health, annuity, insurance, profit sharing or similar benefit plans.

Stock Options

Vanguard has no stock options outstanding.

Familial Relationships

None.

Indemnification

The Nevada Revised Statutes contain provisions for indemnification of the officers and directors of Vanguard. The Bylaws require Vanguard to indemnify such persons to the full extent permitted by law. The Bylaws with certain exceptions, eliminate any personal liability of a director to Vanguard or its stockholders for monetary damages to Vanguard or its stockholders for gross negligence or lack of care in carrying out the director's fiduciary duties. Nevada law permits such indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of Vanguard. A director or officer must be indemnified as to any matter in which he successfully defends himself.

The officers and directors of Vanguard are accountable to the stockholders of Vanguard as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling Vanguard's affairs.

A stockholder may be able to institute legal action on behalf of himself and all other similarly situated stockholders, to recover damages where Vanguard has failed or has refused to observe the law. Stockholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Vanguard, due to a breach of fiduciary duty by an officer or director of Vanguard in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from Vanguard.

Vanguard may not be liable to its stockholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of Vanguard in most cases for any liability suffered by them or arising out of their activities as officers and directors of Vanguard, if they had not engaged in intentional misconduct, fraud or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action that they would have except for this limitation in the Articles of Incorporation and By-laws. Vanguard has been advised that, it is the position of the SEC that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Exchange Act of 1934, such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Vanguard may also purchase and maintain insurance on behalf of directors and officers, insuring against any liability asserted against such persons incurred in the capacity of director or officer or arising out of such status, whether or not Vanguard would have the power to indemnify such persons.

INDEPENDENT ACCOUNTANTS

Vanguard's current auditor is the firm of Seale and Beers, CPAs.   Our previous accountants were Moore and Associated, Chartered, whom we discharged in 2009.  There have never been any disagreements with accountants on accounting and/or financial disclosure.

WHERE YOU CAN FIND MORE INFORMATION

Vanguard files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that Vanguard files with SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Vanguard to "incorporate by reference" the information it files with them, which means that Vanguard can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information Vanguard incorporates by reference is an important part of this Information Statement. Subsequent information that Vanguard files with SEC will automatically update and supersede this information.

Vanguard incorporates by reference the following documents filed by Vanguard pursuant to the Securities Exchange Act of 1934: (i) Vanguard's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005; and (ii) any future filings Vanguard makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement. You may request a copy of these filings (other than an exhibit to any of these filings unless Vanguard has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning Vanguard at the following address:

Vanguard Minerals Corporation

402 West Broadway, Suite 2800, San Diego, CA 92101

You should rely only on the information Vanguard has provided or incorporated by reference in this Information Statement or any supplement. Vanguard has not authorized any person to provide information other than that provided here. Vanguard has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James Price

James Price
President and C.E.O.